Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the Second Fiscal Quarter 2010

MIAMI--(BUSINESS WIRE)--October 20, 2009--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the twelve-week second fiscal quarter ended October 11, 2009.

Second Fiscal Quarter 2010 Restaurant Sales

Total restaurant sales decreased 0.9% to $69.0 million in the second fiscal quarter 2010 from $69.6 million in the second fiscal quarter 2009. For the second fiscal quarter 2010, Company-wide comparable restaurant sales were (9.9%), including (12.2%) at Benihana teppanyaki, 0.2% at RA Sushi, and (14.3%) at Haru.

During the period, Benihana teppanyaki represented approximately 64.4% of consolidated restaurant sales, while RA Sushi and Haru accounted for 24.7% and 10.9% of consolidated restaurant sales, respectively. There were a total of 1,179 store-operating weeks in the second fiscal quarter 2010 compared to 1,055 store-operating weeks in the second fiscal quarter 2009.

“Company-wide comparable sales remained challenged during our second fiscal quarter, particularly at our Benihana teppanyaki and Haru concepts. The comparable sales trends were mostly similar to what we have seen over the past few quarters, and were disappointing even after taking into account the fact that our fiscal second quarter has historically been our softest from a revenue perspective. We anticipate that the teppanyaki Renewal Program, which began its roll out on September 28th, will ultimately bolster sales at our Benihana concept but believe that it will take at least several quarters to gauge its success in increasing guest satisfaction, loyalty, rates of return and, ultimately, sales volume,” said Richard C. Stockinger, Chief Executive Officer.

Mr. Stockinger added, “Lower than expected sales, as well as the investments we made in the Renewal Program ahead of its implementation, have pressured margins for the quarter more than expected and are likely to adversely affect our prior full year guidance on earnings (which should no longer be relied upon). We will provide a more comprehensive review of the fiscal quarter, along with an updated outlook for the full year, on our next conference call. We remain confident that the steps we have taken to contain costs and the investments we have made in our Renewal Program are in the best interest of the business, and should create significant value for shareholders over time.”

About Benihana

Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 98 restaurants nationwide, including 64 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at the present time is one Benihana teppanyaki restaurant. In addition, 22 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Cautionary Note Regarding Forward-Looking Statements

This press release contains various “forward-looking statements,” which represent our expectations or beliefs concerning future events, including restaurant growth, future capital expenditures and other operating information. A number of factors could, either individually or in combination, cause actual results to differ materially from those included in the forward-looking statements, including changes in consumer dining preferences, fluctuations in commodity prices, availability of qualified employees, changes in the general economy and the availability and cost of credit, industry cyclicality, and in consumer disposable income, competition within the restaurant industry, availability of suitable restaurant locations or acquisition opportunities, harsh weather conditions in areas in which we and our franchisees operate restaurants or plan to build new restaurants, acceptance of our concepts in new locations, changes in governmental laws and regulations affecting labor rates, employee benefits and franchising, ability to complete new restaurant construction and obtain governmental permits on a reasonably timely basis, the possibility of an adverse outcome in our dispute with the former minority stockholders of Haru Holding Corp., unstable economic conditions in foreign countries where we franchise restaurants and other factors that we cannot presently foresee.

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200